Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: $1,200,000.00	Original Issue Date: September 24, 2015

Propanc Health Group Corp., a Delaware corporation (the “Maker”), promises to pay to the order of MG Partners II Limited or its registered assigns or successors in interest (the “Payee”) the principal sum of One Million Two Hundred Thousand dollars ($1,200,000) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.	Principal. The principal balance of this Promissory Note (this “Note”) shall be payable on the earlier of (i) the date on which the Maker consummates any subsequent equity offering or private placement of securities of the Maker in an amount greater than the principal amount of this Note and (ii) June 24, 2016.

2.	Interest. No interest shall accrue on the unpaid principal balance of this Note except as set forth in Section 6.

3.	Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

4.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

(b)	Voluntary Liquidation, Etc. The commencement by Maker of a proceeding relating to its bankruptcy, insolvency, reorganization, rehabilitation or other similar action, or the consent by it to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under any applicable bankruptcy, insolvency or similar law, for the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Maker or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

(d)	Security Agreement Event of Default. The occurrence of an Event of Default as such term is defined in that certain Security Agreement, dated September 24, 2015, by and among the Maker and the Payee (the “Security Agreement”).

(e)	Failure to Reserve the Required Minimum. Failure by Maker to reserve from its duly authorized shares of common stock for issuance pursuant to this Note the Required Minimum (as defined below).

(f)	Failure to Deliver Conversion Shares. The Maker shall fail for any reason to deliver Conversion Shares to the Payee prior to the fifth trading day after a Conversion Date pursuant to Section 6(b), provided that the Maker shall have seven (7) calendar days to cure such failure, or the Maker shall provide at any time notice to the Payee, including by way of public announcement, of the Maker’s intention to not honor requests for conversions of the Note in accordance with the terms hereof.

(g)	Failure to Complete Additional Financing. The Maker willfully fails to complete any additional financing (whether with the Payee or an assignee of the Payee) within forty five (45) days of the date of the Note; it being understood that it shall not be an Event of Default if the Payee, in its sole discretion, chooses not to proceed with an additional financing under the material terms previously negotiated between the Maker and Payee.

5.	Remedies.

(a)	Upon the occurrence of an Event of Default, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall increase by 25% on the date of the Event of Default (the “Default Amount”) and become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of any Event of Default, the Default Amount of this Note, and all other sums payable with regard to this Note, shall automatically and immediately be convertible, in whole or in part, at the sole option of the Payee, into shares of common stock at the Event of Default Conversion Price (as defined below).

6.	Payee Election Not to Fund. If the Maker has not completed an additional financing (whether with the Payee or an assignee of the Payee) within forty five (45) days of the date of the Note solely because the Payee, in its sole discretion, elects not to proceed with an additional financing under the material terms previously negotiated between the Maker and Payee, then beginning on the forty sixth (46th) day following the date of this Note:

(a)	Interest.

1.	The Maker shall pay interest to the Payee on the outstanding principal amount of this Note. The aggregate interest payments due on this Note shall total $180,000 and shall be fully accrued, and therefore guaranteed by the Maker, on the forty sixth (46th) day following the date of this Note. Maker shall not be required to make any interest payment until June 24, 2016 when the principal amount of this Note becomes due, however the Payee shall be able to convert at any time, in whole or in part, any portion of the aggregate interest due into shares of common stock at the then current Conversion Price.

2.	All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

(b)	Conversion.

1.	Voluntary Conversion. This Note shall be convertible, in whole or in part, into shares of common stock at the option of the Payee, at any time and from time to time (subject to the conversion limitations set forth in Section 6(b)(4) hereof). The Payee shall effect conversions by delivering to the Maker a Notice of Conversion (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Payee shall not be required to physically surrender this Note to the Maker unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Payee and Maker shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Maker may deliver an objection to any Notice of Conversion within one (1) business day of delivery of such Notice of Conversion. The Payee, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

2.	Conversion Price; Alternate Conversion Price.

(a)	Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.0346, subject to adjustment herein (the “Initial Conversion Price”).

(b)	Alternate Conversion Price. If the VWAP on any trading day is less than the then current Conversion Price, the Note shall be convertible at a price per share that is equal to a twenty percent (20%) discount to the average of the two (2) lowest closing prices of the common stock on the Maker’s then current trading market in the five (5) trading days prior to the date of conversion (the “Alternate Conversion Price”).

(c)	Alternate Conversion Price Upon an Event of Default. At any time at any time after the occurrence of an Event of Default (regardless of whether such Event of Default has been cured), the Payee may, at the Payee’s option, convert the outstanding principal amount plus any accrued interest and liquidated damages into shares of common stock at price per share equal to a thirty percent (30%) discount to the average of the two (2) lowest closing prices of the common stock on the Maker’s then current trading market in the five (5) trading days prior to the date of conversion (the “Event of Default Conversion Price”, and together with the Initial Conversion Price and the Alternate Conversion Price, the “Conversion Price”).

(d)	For purposes of this Section 6, “VWAP” shall mean for any date, the price determined by the first of the following clauses that applies: (a) if the common stock is then listed or quoted on a trading market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the trading market on which the common stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a trading market, the volume weighted average price of the common stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the common stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the common stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported, or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the Payee and reasonably acceptable to the Maker, the fees and expenses of which shall be paid by the Maker.

3.	Mechanics of Conversion.

(a)	Conversion Shares Issuable Upon Conversion of Principal Amount. The number of conversion shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (y) the Conversion Price (the “Conversion Shares”).

(b)	Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Maker shall deliver, or cause to be delivered, to the Payee (A) the Conversion Shares which, on or after the six month anniversary of the Original Issue Date, shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired upon the conversion of this Note and (B) a bank check in the amount of accrued and unpaid interest. On or after the six month anniversary of the Original Issue Date, the Maker shall deliver any Conversion Shares required to be delivered by the Maker under this Section 4(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(c)	Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the Payee by the Share Delivery Date, the Payee shall be entitled to elect by written notice to the Maker at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Maker shall promptly return to the Payee any original Note delivered to the Maker and the Payee shall promptly return to the Maker the Conversion Shares issued to such Payee pursuant to the rescinded Conversion Notice.

(d)	Obligation Absolute; Partial Liquidated Damages. The Maker’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Payee to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (collectively, a “Person”) or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Payee or any other Person of any obligation to the Maker or any violation or alleged violation of law by the Payee or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Maker to the Payee in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Maker of any such action the Maker may have against the Payee. In the event the Payee of this Note shall elect to convert any or all of the outstanding principal amount hereof, the Maker may not refuse conversion based on any claim that the Payee or anyone associated or affiliated with the Payee has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Payee, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Maker posts a surety bond for the benefit of the Payee in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Payee to the extent it obtains judgment. In the absence of such injunction, the Maker shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Maker fails for any reason to deliver to the Payee such certificate or certificates pursuant to Section 4(c)(ii) by the Share Delivery Date, the Maker shall pay to the Payee, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per trading day (increasing to $20 per trading day on the fifth (5th) trading day after such liquidated damages begin to accrue) for each trading day after such Share Delivery Date until such certificates are delivered or Payee rescinds such conversion. Nothing herein shall limit a Payee’s right to pursue actual damages or declare an Event of Default for the Maker’s failure to deliver Conversion Shares within the period specified herein and the Payee shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Payee from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(e)	Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Payee, if the Maker fails for any reason to deliver to the Payee such Conversion Shares by the Share Delivery Date pursuant to Section 6(b), and if after such Share Delivery Date the Payee is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Payee’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the Payee of the Conversion Shares which the Payee was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Maker shall (A) pay in cash to the Payee (in addition to any other remedies available to or elected by the Payee) the amount, if any, by which (x) the Payee’s total purchase price (including any brokerage commissions) for the common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that the Payee was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Payee, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Payee the number of shares of common stock that would have been issued if the Maker had timely complied with its delivery requirements under Section 6(b). For example, if the Payee purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Maker shall be required to pay the Payee $1,000. The Payee shall provide the Maker written notice indicating the amounts payable to the Payee in respect of the Buy-In and, upon request of the Maker, evidence of the amount of such loss. Nothing herein shall limit a Payee’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Maker’s failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

(f)	Reservation of Shares Issuable Upon Conversion. The Maker covenants that it will at all times reserve and keep available out of its authorized and unissued shares of common stock at least a number of shares equal to the Required Minimum. The Maker covenants that all shares of common stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(g)	Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Note shall be made without charge to the Payee hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that, the Maker shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Payee of this Note so converted and the Maker shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Maker the amount of such tax or shall have established to the satisfaction of the Maker that such tax has been paid. The Maker shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

4.	Payee’s Conversion Limitations. The Maker shall not effect any conversion of this Note, and a Payee shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Payee (together with the Payee’s affiliates, and any Persons acting as a group together with the Payee or any of the Payee’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by the Payee and its affiliates shall include the number of shares of common stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of common stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Payee or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Maker subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Payee or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(b)(4), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(b)(4) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Payee together with any affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Payee, and the submission of a Notice of Conversion shall be deemed to be the Payee’s determination of whether this Note may be converted (in relation to other securities owned by the Payee together with any affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Payee will be deemed to represent to the Maker each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Maker shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(b)(4), in determining the number of outstanding shares of common stock, the Payee may rely on the number of outstanding shares of common stock as stated in the most recent of the following: (i) the Maker’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Maker, or (iii) a more recent written notice by the Maker or the Maker’s transfer agent setting forth the number of shares of common stock outstanding. Upon the written or oral request of a Payee, the Maker shall within two trading days confirm orally and in writing to the Payee the number of shares of common stock then outstanding. In any case, the number of outstanding shares of common stock shall be determined after giving effect to the conversion or exercise of securities of the Maker, including this Note, by the Payee or its affiliates since the date as of which such number of outstanding shares of common stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of this Note held by the Payee. The Payee, upon notice to the Maker, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(b)(4), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of this Note held by the Payee and the Beneficial Ownership Limitation provisions of this Section 6(b)(4) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Maker. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(b)(4) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor payee of this Note.

(c)	Security Interest. The Payee covenants and agrees that the Security Interests (as defined in the Security Agreement) and the Security Agreement shall immediately cease to be in effect and shall be terminated in its entirety and the Payee covenants and agrees that the Payee shall direct the Agent (as defined in the Security Agreement) to file a UCC-3 terminating the UCC-1 filing relating to this Agreement to eliminate the Security Interests (as defined in the Security Agreement) in all of the Collateral (as defined in the Security Agreement).

7.	Prepayment. The Maker may prepay this Note at any time by paying to the Payee an amount equal to the sum of (a) 125% of the then outstanding principal amount of the Note, (b) all accrued but unpaid interest and (c) all liquidated damages and other amount due in respect of the Note; provided, however, that the Maker may not prepay this Note if either (i) the Payee is in possession of any information provided by the Maker that constitutes or may constitute material non-public information or (ii) there is an Event of Default.

8.	Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9.	Required Minimum. Maker shall maintain a reserve of shares from its duly authorized shares of common stock equal to the product of (i) the Default Amount and (ii) the Event Default Conversion Price, multiplied by three (3) (the “Required Minimum”).

10.	Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

11.	Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by facsimile or (v) to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Propanc Health Group Corp.
Level 2, 555 Riversdale Road

Cambwerwell, VIC, 3124 Australia

If to Payee:

c/o MG Partners II Ltd.
5 Hanover Square
New York, NY 10004
Attn: Joshua Sason

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

12.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

13.	Jurisdiction. The courts of New York have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the courts of New York.

14.	Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.	Omitted Intentionally.

16.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

17.	Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

18.	Further Assurance. The Maker shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Payee may from time to time require as may be necessary to give full effect to this Promissory Note.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by its Chief Executive Officer the day and year first above written.

PROPANC HEALTH GROUP CORP.

By:
Name:
Title:

Agreed and Acknowledged:

MG PARTNERS II LIMITED

By:
Name:
Title:

By:
Name:
Title: